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                                                                    EXHIBIT 11.1

                             PHOTON DYNAMICS, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Primary and Fully Diluted Earnings Per Share
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

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                    ------------------------
                                                                      1997             1996
                                                                    -------           ------
Net income (loss)                                                   $(2,481)          $  854

Computation of weighted average common and common
  equivalent shares outstanding:
  Common stock                                                        7,049            6,548
  Options and warrants                                                    -              839
                                                                    -------           ------
Total weighted average common and common equivalent
  shares outstanding                                                  7,049            7,387
                                                                    -------           ------
Net income (loss) per share                                         $ (0.35)          $ 0.12
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